CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 33-14517 on Form N-1A of our report dated September 26, 2012, relating to the financial statements and financial highlights of BlackRock Equity Dividend Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2012. We also consent to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectuses and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 26, 2012